The information in this pricing supplement is not complete and may be changed. We may not deliver these securities until a final pricing supplement is delivered. This pricing supplement and the accompanying prospectus and prospectus supplement do not constitute an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, Pricing Supplement dated May 24, 2006

PROSPECTUS Dated January 25, 2006	Amendment No. 1 to Pricing Supplement No. 58 to
PROSPECTUS SUPPLEMENT	Registration Statement No. 333-131266
Dated January 25, 2006	Dated , 2006
Rule 424(b)(2)

$

GLOBAL MEDIUM-TERM NOTES, SERIES F Senior Notes

Global Emerging Markets Currency-Linked Capital-Protected Notes due December 30, 2008
Based on the Performance of a Basket of Eight Currencies Relative to the U.S. Dollar

Unlike ordinary debt securities, the notes do not pay interest. Instead, the notes will pay at maturity the principal amount of $1,000 plus a supplemental redemption amount, if any, based on whether an equally-weighted basket of eight currencies strengthens relative to the U.S. dollar, as determined at maturity. The basket is composed of the Brazilian real, the Chinese renminbi, the Indian rupee, the Indonesian rupiah, the South Korean won, the Mexican peso, the Russian ruble and the South African rand, each of which we refer to as a basket currency and collectively as the basket currencies. In no event will the payment at maturity be less than the principal amount of $1,000.

The principal amount and issue price of each note is $1,000.
We will not pay interest on the notes.
At maturity, you will receive, for each $1,000 principal amount of notes, the principal amount plus a supplemental redemption amount, if any, based on the performance of the basket currencies relative to the U.S. dollar. The supplemental redemption amount will equal (i) if the basket performance factor is less than, or, equal to zero, $0 or (ii) if the basket performance factor is greater than zero, the greater of (a) $200 and (b) $1,000 times (x) the basket performance factor times (y) 200%, which we refer to as the participation rate.
The basket performance factor will equal the sum of (i) the Brazilian real performance value, (ii) the Chinese renminbi performance value, (iii) the Indian rupee performance value, (iv) the Indonesian rupiah performance value, (v) the South Korean won performance value, (vi) the Mexican peso performance value, (vii) the Russian ruble performance value and (viii) the South African rand performance value, each as determined on December 18, 2008, which we refer to as the valuation date.
• The performance value for each basket currency measures the change in strength of the basket currency relative to the U.S. dollar and will equal (i) the percentage change, whether positive or negative, in the final exchange rate for such basket currency from the initial exchange rate for such basket currency times (ii) 12.5%, which is the basket weighting for each basket currency.
➢ The initial exchange rate for each basket currency will equal the exchange rate for such basket currency on the day we price the notes for initial sale to the public.
➢ The final exchange rate for each basket currency will equal the exchange rate for such basket currency on the valuation date.
If the basket performance factor is less than or equal to zero, no supplemental redemption amount will be paid and you will receive only the principal amount of $1,000 at maturity.
Investing in the notes is not equivalent to investing in the basket currencies.
The notes will not be listed on any securities exchange.
The CUSIP number for the notes is 61746SCR8.

You should read the more detailed description of the notes in this pricing supplement. In particular, you should review and understand the descriptions in “Summary of Pricing Supplement” and “Description of Notes.”

The notes involve risks not associated with an investment in conventional debt securities. See “Risk Factors” beginning on PS-13.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

PRICE 100%

	Price to Public	Agent’s Commissions (1)	Proceeds to Company

Per note	%	%	%
Total	$	$	$
(1) For additional information, see “Supplemental Information Concerning Plan of Distribution” in this pricing supplement.

MORGAN STANLEY

     For a description of certain restrictions on offers, sales and deliveries of the notes and on the distribution of this pricing supplement and the accompanying prospectus supplement and prospectus relating to the notes, see the section of this pricing supplement called “Description of Notes –Supplemental Information Concerning Plan of Distribution.”

     No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the securities or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required. Neither this pricing supplement nor the accompanying prospectus supplement and prospectus may be used for the purpose of an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

     The notes have not been and will not be registered with the Comissão de Calores Mobiliários (The Brazilian Securities Commission). The notes may not be offered or sold in the Federative Republic of Brazil (“Brazil”) except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

     No action has been taken to permit an offering of the notes to the public in Hong Kong as the notes have not been authorized by the Securities and Futures Commission of Hong Kong and, accordingly, no advertisement, invitation or document relating to the securities, whether in Hong Kong or elsewhere, shall be issued, circulated or distributed which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong other than (i) with respect to the notes which are or are intended to be disposed of only to persons outside Hong Kong or only to professional investors within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong ("SFO") and any rules made thereunder or (ii) in circumstances that do not constitute an invitation to the public for the purposes of the SFO.

     The notes being offered under this pricing supplement and the accompanying prospectus supplement and prospectus have not been and will not be registered in Indonesia under Law No. 8/1995 regarding Capital Markets (“Law No. 8/1995”) and will not knowingly be publicly offered or sold to Indonesian residents or Indonesian citizens abroad in a manner which would make it a public under Law No. 8/1995. The offering is void to the extent that it would be unauthorized under Law No. 8/1995. Indonesian residents or Indonesian citizens into whose possession this pricing supplement or the accompanying prospectus supplement or prospectus comes should consult with their financial adviser to inform themselves about the notes and applicable restrictions.

     The notes have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

     The Agent and each dealer represent and agree that they will not offer or sell the notes nor make the notes the subject of an invitation for subscription or purchase, nor will they circulate or distribute the Information Memorandum or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes, whether directly or indirectly, to persons in Singapore other than:

      (a) an institutional investor (as defined in section 4A of the Securities and Futures Act (Chapter 289 of Singapore (the “SFA”));

     (b) an accredited investor (as defined in section 4A of the SFA), and in accordance with the conditions, specified in Section 275 of the SFA;

     (c) a person who acquires the securities for an aggregate consideration of not less than Singapore dollars Two Hundred Thousand (S$200,000) (or its equivalent in a foreign currency) for each transaction, whether such amount is paid for in cash, by exchange of shares or other assets, unless otherwise permitted by law; or

     (d) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

     The notes have not been registered under the Securities and Exchange Law and none of the notes may be offered, sold or delivered, directly or indirectly, or offered or sold to any person for re-offering or resale, directly or indirectly, in the Republic of Korea or to any resident of the Republic of Korea except pursuant to the Securities and Exchange Law, the Foreign Exchange Transaction Law and any other applicable laws, regulations and ministerial guidelines in the Republic of Korea. For a period of one year from the issue date of the notes, no holder of the notes who is in the Republic of Korea or a resident of the Republic of Korea may transfer the notes in the Republic of Korea or to any resident of the Republic of Korea unless such transfer involves all of the notes held by it. Without prejudice to the foregoing, where the notes are sold or re-sold to South Korean residents, the notes may only be sold or re-sold to those South Korean residents that are qualified to purchase them under the relevant laws and regulations without having first to obtain prior governmental approvals under the relevant laws/regulations of the Republic of Korea, including the Foreign Exchange Transaction Law (or that have obtained the required prior governmental approvals do so).

     The notes have not been and will not be registered with the Securities and Futures Bureau of the People’s Republic of China and therefore may not be offered or sold in the People’s Republic of China.

     The notes will not be offered, transferred or sold as part of their initial distribution or at any time thereafter to or for the benefit of any persons (including legal entities) resident, incorporated, established or having their usual residence in the Russian Federation or to any person located within the territory of the Russian Federation unless and to the extent otherwise permitted under Russian law.

     This pricing supplement and the accompanying prospectus supplement and prospectus have not been registered as a prospectus with the Registrar of Companies in terms of the Companies Act, 61 of 1973 nor has it been approved by the South African Reserve Bank in terms of the Exchange Control Regulations, 1961, as amended. Accordingly, this pricing supplement, the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in South Africa.

SUMMARY OF PRICING SUPPLEMENT

     The following summary describes the notes we are offering to you in general terms only. You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement. You should carefully consider, among other things, the matters set forth in “Risk Factors.”

      The notes offered are medium-term debt securities of Morgan Stanley. The return on the notes is linked to the performance of an equally-weighted basket of eight currencies composed of the Brazilian real, the Chinese renminbi, the Indian rupee, the Indonesian rupiah, the South Korean won, the Mexican peso, the Russian ruble and the South African rand. These notes combine features of a debt investment and a foreign currency option by offering at maturity 100% principal protection of the issue price with the opportunity to participate in the appreciation, if any, of the underlying basket currencies relative to U.S. dollar. The notes have been designed for investors who are willing to forgo market floating interest rates on the notes in exchange for a supplemental amount based on the percentage increase, if any, of the value of a basket of currencies relative to U.S. dollar.

Each note costs $1,000	We, Morgan Stanley, are offering you Global Emerging Markets Currency-Linked Capital-Protected Notes due December 30, 2008 Based on the Performance of a Basket of Eight Currencies Relative to the U.S. Dollar, which we refer to as the notes. The principal amount and issue price of each note is $1,000.

The original issue price of the notes includes the agent’s commissions paid with respect to the notes and the cost of hedging our obligations under the notes. The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions. The fact that the original issue price of the notes reflects these commissions and hedging costs is expected to adversely affect the secondary market prices of the notes. See “Risk Factors—The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices” and “Description of Notes—Use of Proceeds and Hedging.”

The basket	We have designed the notes to provide investors with exposure to a group of global emerging market currencies. If the basket of currencies strengthens relative to the U.S. dollar, you will receive a supplemental redemption amount of at least $200 in addition to the return of the principal amount of $1,000 per note that you hold at maturity. If, on the other hand, the basket of currencies weakens or does not strengthen relative to the U.S. dollar, the supplemental redemption amount will equal zero and you will receive only the principal amount at maturity.

The following table sets forth the basket currencies, the initial exchange rate for each basket currency (expressed as the number of units of each basket currency per one U.S. dollar), the Reuters Page for each exchange rate and the weighting of each basket currency in the basket:

	Initial Exchange Rate
	(expressed as units of		Percentage Weight
Basket Currency	currency per one U.S. dollar)	Reuters Page	in Basket

Brazilian real		BRFR	12.5%
Chinese renminbi		SAEC	12.5%
Indian rupee		RBIB	12.5%
Indonesian rupiah		ABSIRIX01	12.5%
South Korean won		KFTC18	12.5%
Mexican peso		WMRSPOT10	12.5%
Russian ruble		EMTA	12.5%
South African rand		ECB37=(ZAR/EUR)/	12.5%
		(USD/EUR)

Payment at maturity	Unlike ordinary debt securities, the notes do not pay interest. Instead, at maturity, for each note that you hold, you will receive the principal amount of $1,000 plus a supplemental redemption amount, if any, based on the performance of the equally-weighted basket of currencies, as described below.

100% Principal Protection

At maturity, we will pay you at least $1,000 plus the supplemental redemption amount, if any.

Payment at Maturity

The payment at maturity will be calculated as follows:

Payment at maturity = $1,000 + supplemental redemption amount

Beginning on PS-9, we have provided examples of hypothetical payouts on the notes.

The Supplemental Redemption Amount is Linked to the Performance of the Basket of Eight Currencies Relative to the U.S. Dollar

The supplemental redemption amount will equal:

(i)	if the basket performance factor is less than, or equal to, zero, $0; or
(ii)	if the basket performance factor is greater than zero, the greater of:
	(a)	$200; and
	(b)	$1,000 times (x) the basket performance factor times (y) 200%, which we refer to as the participation rate.

where:

basket performance factor	=	the sum of (i) the Brazilian real performance value, (ii) the Chinese renminbi performance value, (iii) the Indian rupee performance value, (iv) the Indonesian rupiah performance value, (v) the South Korean won performance value (vi) the Mexican peso performance value, (vii) the Russian ruble performance value and (viii) the South African rand performance value, each as determined on the valuation date;

valuation date	=	December 18, 2008, subject to adjustment in the event of a non currency business day;

and where:

If the basket performance factor, which is the sum of all the basket currencies’ individual performance values, is less than, or equal to, zero, the supplemental redemption amount will be zero. In that case, you will receive at maturity only the principal amount of $1,000 for each note that you hold and will not receive any supplemental redemption amount. In addition, a basket currency’s individual performance value may be offset by decreases in another basket currency’s performance value, such that the basket performance factor as a whole is less than, or equal to, zero and the supplemental redemption amount is $0 even though some of the basket currencies have strengthened relative to the U.S. dollar.

On the other hand, if the basket currencies as a whole appreciate so that the basket performance factor is above zero at all, the supplemental redemption amount will be at least $200.

You can review a table of historical high, low and quarter-end daily exchange rates of each of the basket currencies for each calendar quarter in the period from January 1, 2001 through May 19, 2006, as published by Bloomberg Financial Markets for such periods, graphs for each of the basket currencies for the period from January 1, 1996 through May 19, 2006 as well as a graph of the historical performance of the basket relative to the U.S. dollar for the period from January 1, 2001 through May 19, 2006 in this pricing supplement under “Description of Notes—Historical Information” and “—Historical Graph.” You cannot predict the future performance of the basket currencies based on their historical performance.

You may revoke your offer to purchase the notes prior to our acceptance	We are using this pricing supplement to solicit from you an offer to purchase the notes. You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the relevant agent. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance. In the event of any material changes to the terms of the notes, we will notify you.

MSCS will be the calculation agent	We have appointed our affiliate, Morgan Stanley Capital Services, Inc., which we refer to as MSCS, to act as calculation agent for JPMorgan Chase Bank, N.A. (formerly known as JPMorgan Chase Bank), the trustee for our senior notes. As calculation agent, MSCS will determine the initial exchange rate for each basket currency, the final exchange rate for each basket currency, the basket currencies’ performance values and the basket performance factor, and will calculate the supplemental redemption amount, if any, you will receive at maturity.

The notes will be treated as contingent payment debt instruments for U.S. federal income tax purposes

The notes will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of this pricing supplement called “Description of Notes — United States Federal Income Taxation.” Under this treatment, if you are a U.S. taxable investor, you will generally be subject to annual income tax based on the comparable yield (as set forth in this pricing supplement) of the notes even though no stated interest will be paid on the notes. In addition, any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the notes generally will be treated as ordinary income. Please read the section of this pricing supplement called “Description of Notes — United States Federal Income Taxation” and, specifically the sections called “United States Federal Taxation — Tax Consequences to U.S. Holders — Notes — Optionally Exchangeable Notes” and “United States Federal Taxation — Tax Consequences to U.S. Holders — Backup Withholding and Information Reporting” in the accompanying prospectus supplement. The sections in the accompanying prospectus supplement referred to above are hereafter referred to as the “Tax Disclosure Sections.”

If you are a non-U.S. investor, please read the section of this pricing supplement called “Description of Notes — United States Federal Income Taxation — Tax Consequences to Non-U.S. Holders.”

You are urged to consult your own tax advisors regarding all aspects of the U.S. federal tax consequences of investing in the notes as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Where you can find more information on the notes

The notes are senior notes issued as part of our Series F medium-term note program. You can find a general description of our Series F medium-term note program in the accompanying prospectus supplement dated January 25, 2006. We describe the basic features of this type of note in the sections of the prospectus supplement called “Description of Notes—General Terms of Notes” and “—Currency-Linked Notes” and in the section of the prospectus called “Description of Debt Securities – Description of Floating Rate Debt Securities”.

Because this is a summary, it does not contain all the information that may be important to you. For a detailed description of the terms of the notes, you should read the “Description of Notes” section in this pricing supplement. You should also read about some of the risks involved in investing in notes in the section called “Risk Factors.” The tax treatment of investments in currency-linked notes such as these differs from that of investments in ordinary debt securities. See the section of this pricing supplement called “Description of Notes—United States Federal Income Taxation.” We urge you to consult with your investment, legal, tax, accounting and other advisors with regard to any proposed or actual investment in the notes.

How to reach us	You may contact your local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (212) 761-4000).

POTENTIAL AND HYPOTHETICAL PAYOUTS ON THE NOTES

     At maturity, for each $1,000 principal amount of notes that you hold, you will receive the principal amount of $1,000 plus a supplemental redemption amount equal to:

(i)	if the basket performance factor is less than, or equal to, zero, $0; or

(ii)	if the basket performance factor is greater than zero, the greater of:

	(a)	$200; and

	(b)	$1,000 times (x) the basket performance factor times (y) 200%, which we refer to as the participation rate.

     Potential Payouts on the Notes and Equivalent Annualized Returns

     The following table illustrates potential payouts on the notes and the equivalent annualized returns against sample illustrative basket performance factors:

Illustrative basket performance factor	Payment at maturity	Equivalent annualized return*
25%	150%	17.46%
20%	140%	14.30%
15%	130%	11.00%

10%	120%	7.54%
5%	120%	7.54%
0.01%	120%	7.54%

0.00%	100%	0.00%
-5.00%	100%	0.00%
-10.00%	100%	0.00%
-15.00%	100%	0.00%
-20.00%	100%	0.00%

     If the basket performance factor is greater than zero, the amount payable to you at maturity will always be at least 120% of the principal amount, as you will always receive a supplemental redemption amount of at least $200. If the basket performance factor is equal to, or less than, zero, your principal investment is protected and you will receive 100% of your $1,000 principal amount at maturity, but no supplemental redemption amount.

     *The equivalent annualized returns specified in this column are calculated on a semiannual bond equivalent basis and assume an investment term approximately equivalent to the term of the notes.

     Hypothetical Examples

     Presented below are hypothetical examples showing how the payout on the notes at maturity, including the supplemental redemption amount, is calculated.

EXAMPLE 1: All the currency performance values are positive.

     For each basket currency, the currency performance value will equal:

     For example, the currency performance value of the Brazilian real (assuming the hypothetical initial and final exchange rates as provided in the table below) is calculated as follows:

     In the hypothetical calculation above, the Brazilian real has strengthened 15% relative to the U.S. dollar. The Brazilian real performance value is therefore 1.875% .. The hypothetical performance values for the remaining seven currencies are shown in the last column in the table below assuming the same 15% strengthening relative to the U.S. dollar.

	Percentage				Hypothetical
	Weight of	Hypothetical	Hypothetical	Hypothetical	Currency
	Currencies in	Initial	Final Exchange	Percentage	Performance
Currency	the Basket	Exchange Rate	Rate	Change	Values

Brazilian real	12.5%	2.125	1.848	+15%	1.875%
Chinese renminbi	12.5%	8.022	6.976	+15%	1.875%
Indian rupee	12.5%	45.03	39.16	+15%	1.875%
Indonesian rupiah	12.5%	8,840	7,687	+15%	1.875%
South Korean won	12.5%	945.50	822.17	+15%	1.875%
Mexican peso	12.5%	11.16	9.70	+15%	1.875%
Russian ruble	12.5%	27.38	23.80	+15%	1.875%
South African rand	12.5%	6.160	5.357	+15%	1.875%

			Basket Performance Factor =		15%

     Each basket currency in the above example has strengthened 15% relative to the U.S. dollar. The basket performance factor equals the sum of the eight individual currency performance values and, accordingly, the basket performance factor is 15%. The basket performance factor is greater than zero and the supplemental redemption amount is therefore calculated as follows:

Supplemental Redemption Amount	=	greater of:
		(a) $200; and
		(b) $1,000 x basket performance factor x participation rate

So, in the hypothetical example above,

Supplemental Redemption Amount per note	=	greater of:
		(a) $200; and
		(b) $1,000 x 15% x 20% = $300

therefore:
Supplemental Redemption Amount per note	=	$300

     Therefore, in the hypothetical example above, the principal amount times the basket performance factor times the participation rate is greater than $200, and the total payment at maturity per note will equal $1,300, which is the sum of the principal amount of $1,000 and a supplemental redemption amount of $300.

EXAMPLE 2: The basket performance factor is positive and the principal amount times the basket performance factor times the participation rate is less than $200.

	Percentage				Hypothetical
	Weight of	Hypothetical	Hypothetical	Hypothetical	Currency
	Currencies in	Initial	Final Exchange	Percentage	Performance
Currency	the Basket	Exchange Rate	Rate	Change	Values

Brazilian real	12.5%	2.125	1.832	+16%	2.0%
Chinese renminbi	12.5%	8.022	6.916	+16%	2.0%
Indian rupee	12.5%	45.03	53.61	-16%	-2.0%
Indonesian rupiah	12.5%	8,840	7,620	+16%	2.0%
South Korean won	12.5%	945.50	875.46	+8%	1.0%
Mexican peso	12.5%	11.16	13.29	-16%	-2.0%
Russian ruble	12.5%	27.38	23.60	+16%	2.0%
South African rand	12.5%	6.160	7.333	-16%	-2.0%

			Basket Performance Factor =		3.0%

Supplemental Redemption Amount	=	greater of:
		(a) $200; and
		(b) $1,000 x 3% x 200% = $60

therefore:
Supplemental Redemption Amount per note	=	$200

     In the hypothetical example above, the basket performance factor is greater than zero and the principal amount times the basket performance factor times the participation rate is less than $200. Therefore, even though the basket performance factor is only 3%, the supplemental redemption will be $200 and the total payment at maturity per note will equal $1,200 representing a 20% return of principal over the term of the notes, which is the sum of the principal amount of $1,000 and a supplemental redemption amount of $200.

EXAMPLE 3: Some currency performance values are positive while others are negative, and the basket performance factor is less than zero.

	Percentage				Hypothetical
	Weight of	Hypothetical	Hypothetical	Hypothetical	Currency
	Currencies in	Initial	Final Exchange	Percentage	Performance
Currency	the Basket	Exchange Rate	Rate	Change	Values

Brazilian real	12.5%	2.125	1.832	+16%	2.0%
Chinese renminbi	12.5%	8.022	6.916	+16%	2.0%
Indian rupee	12.5%	45.03	66.22	-32%	-4.0%
Indonesian rupiah	12.5%	8,840	7,620	+16%	2.0%
South Korean won	12.5%	945.50	1,390.44	-32%	-4.0%
Mexican peso	12.5%	11.16	16.41	-32%	-4.0%
Russian ruble	12.5%	27.38	23.60	+16%	2.0%
South African rand	12.5%	6.160	5.310	+16%	2.0%

			Basket Performance Factor =		-2.0%

     In the above example, five of the eight basket currencies—the Brazilian real, the Chinese renminbi, the Indonesian rupiah, the Russian ruble and the South African rand (with a combined basket weighting of 62.5% of the basket)—each strengthened by approximately 16% relative to the U.S. dollar over the term of the notes, but the remaining three basket currencies— the Indian rupee, the South Korean won and the Mexican peso (with a combined basket weighting of 37.5% of the basket)—each weakened by approximately 32% relative to the U.S. dollar over the term of the notes. Accordingly, although five of the basket currencies have positive performance values and three have negative performance values as of the valuation date, the basket performance factor is less than zero. Therefore, the supplemental redemption amount is $0 and the total payment at maturity per note will equal only the $1,000 principal amount.

     You can review a table of historical high, low and quarter-end daily exchange rates (expressed as the number of units of each basket currency per one U.S. dollar) of each of the basket currencies for each calendar quarter in the period from January 1, 2001 through May 19, 2006, as published by Bloomberg Financial Markets for such periods, and related graphs for each of the basket currencies for the period from January 1, 1996 through May 19, 2006, as well as a graph of the historical performance of the basket relative to the U.S. dollar for the period from January 1, 2001 through May 19, 2006 in this pricing supplement under “Description of Notes—Historical Information” and “—Historical Graph.”

RISK FACTORS

     The notes are not secured debt and investing in the notes is not equivalent to investing directly in the basket currencies. This section describes the most significant risks relating to the notes. You should carefully consider whether the notes are suited to your particular circumstances before you decide to purchase them.

Unlike ordinary senior notes, the notes do not pay interest	The terms of the notes differ from those of ordinary debt securities in that we will not pay interest on the notes. Because of the variable nature of the supplemental redemption amount due at maturity, which may equal zero, the return on your investment in the notes (the effective yield to maturity) may be less than the amount that would be paid on an ordinary debt security. The notes have been designed for investors who are willing to forgo market floating interest rates on the notes in exchange for a supplemental amount based on the performance of a basket of currencies relative to the U.S. dollars.

The notes may not pay more than the principal amount at maturity	If the basket performance factor is zero or less, no supplemental redemption amount will be paid, and you will receive only the principal amount of $1,000 for each note you hold at maturity.

The notes are subject to currency exchange risk	Fluctuations in the exchange rates between the U.S. dollar and the basket currencies will affect the value of the notes.

The exchange rates between the basket currencies and the U.S. dollar are the result of the supply of, and the demand for, those basket currencies. Changes in the exchange rates result over time from the interaction of many factors directly or indirectly affecting economic and political conditions in the country of each basket currency and the United States, including economic and political developments in other countries.

Of particular importance to potential currency exchange risk are:

  existing and expected rates of inflation,
  existing and expected interest rate levels,
  the balance of payments, and
  the extent of governmental surpluses or deficits in the relevant foreign country and the United States of America.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of various countries and the United States and other countries important to the international trade and finance.

The notes will not be listed	The notes will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the notes. Our affiliate, Morgan Stanley and Co. Incorporated, which we refer to as MS & Co., currently intends to act as a market maker for the notes but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to sell the notes easily. Because we do not expect that other market makers will participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which MS & Co. is willing to transact. If at any time MS & Co. were to cease acting as a market maker, it is likely that there would be no secondary market for the notes.

Market price of the notes will be influenced by many unpredictable factors	Several factors, some of which are beyond our control, will influence the value of the notes in the secondary market and the price at which MS & Co. may be willing to purchase or sell the notes in the secondary market. As noted above, we expect that the exchange rate for the basket currencies on any day will affect the value of the notes more than any other single factor. Other factors that may influence the value of the notes include:

  the volatility (frequency and magnitude of changes in value) of the basket currencies relative to the U.S. dollar, interest and yield rates in the U.S. market and in the markets for each of the basket currencies, geopolitical conditions and economic, financial, political and regulatory or judicial events that affect the basket currencies or currencies markets generally and that may affect the final exchange rates, the time remaining to the maturity of the notes, and
  our creditworthiness.

Some or all of these factors will influence the price that you will receive if you sell your notes prior to maturity. For example, you may have to sell your notes at a substantial discount from the principal amount if at the time of sale the exchange rates for certain or all of the basket currencies have weakened relative to the U.S. dollar or if interest rates rise.

You cannot predict the future performance of the basket currencies based on their historical performance. We cannot guarantee that the basket performance factor will be positive so that you will receive at maturity an amount in excess of the $1,000 principal amount of the notes.

Intervention in the currency markets by the countries issuing the basket currencies could materially and adversely affect the value of the notes	Specific currencies’ exchange rates are volatile and are affected by numerous factors specific to each foreign country. Foreign exchange rates can be fixed by the sovereign government, allowed to float within a range of exchange rates set by the government, or left to float freely. Governments, including those issuing the basket currencies, use a variety of techniques, such as intervention by their central bank or imposition of regulatory controls or taxes, to affect the exchange rates of their respective currencies. They may also issue a new currency to replace an existing currency, fix the exchange rate or alter the exchange rate or relative exchange characteristics by devaluation or revaluation of a currency. Thus, a special risk in purchasing the notes is that their liquidity, trading value and amount payable could be affected by the actions of sovereign governments that could change or interfere with previously freely determined currency valuations, fluctuations in response to other market forces and the movement of currencies across borders. There will be no offsetting adjustment or change made during the term of the notes in the event that any floating exchange rate should become fixed, any fixed exchange rate should be allowed to float, or that the band limiting the float of any basket currency should be altered or removed. Nor will there be any offsetting adjustment or change in the event of any other devaluation or revaluation or imposition of exchange or other regulatory controls or taxes or in the event of other developments affecting the basket currencies or the U.S. dollar, or any other currency.

Specific currencies’ exchange rates are volatile and are affected by numerous factors specific to each foreign country

Brazil

The exchange rate between the Brazilian real and the U.S. dollar is primarily affected by the supply and demand for the two currencies, as well as by government policy or actions, but is also influenced significantly from time to time by political or economic developments in Brazil or elsewhere, and by macroeconomic factors and speculative actions. The exchange rate is freely negotiated, but may be influenced from time to time by Central Bank intervention. From 1995 to 1999, the Central Bank allowed the gradual devaluation of the real relative to the U.S. dollar. In 1999, the Brazilian real suffered a currency crisis with significant devaluation. Subsequently, the Central Bank allowed the exchange rate to float freely, although subject to frequent intervention by the Central Bank to manipulate the exchange rate of the Brazilian real for U.S. dollars. Since then the exchange rate has fluctuated considerably. In addition, under certain conditions the government has the ability to restrict the conversion of the real into foreign currencies. Factors that might affect the likelihood of the government’s imposing these or other exchange control restrictions include the extent of Brazil’s foreign currency reserves, the size of Brazil’s debt service burden relative to the economy as a whole, Brazil’s policy towards the International Monetary Fund, and political constraints to which Brazil may be subject.

The People’s Republic of China

The exchange rate between the Chinese renminbi and the U.S. dollar is managed by the Chinese government, and may also be influenced by political or economic developments in the People’s Republic of China or elsewhere and by macroeconomic factors and speculative actions. Since 1994, the Chinese government has used a managed floating exchange rate system, under which the People’s Bank of China (the “People’s Bank”) allows the renminbi to float against the U.S. dollar within a very narrow band around the central exchange rate that is published daily by the People’s Bank.

In July 2005, the People’s Bank revalued the renminbi by 2% and announced that in the future it would set the value of the renminbi with reference to a basket of currencies rather than solely with reference to the U.S. dollar. In addition, the People’s Bank recently announced that the reference basket of currencies used to set the value of the renminbi will be based on a daily poll of onshore market dealers and other undisclosed factors. Movements in the exchange rate between the Chinese renminbi and the U.S. dollar within the narrow band established by the People’s Bank result from the supply of, and the demand for, those two currencies and fluctuations in the reference basket of currencies.

To the extent that management of the renminbi by the People’s Bank has resulted in and currently results in trading levels that do not fully reflect market forces, any further changes in the government’s management of the Chinese renminbi could result in significant movement in the value of the renminbi. Changes in the exchange rate result over time from the interaction of many factors directly or indirectly affecting economic and political conditions in the People’s Republic of China and the United States, including economic and political developments in other countries.

India

The exchange rate between the Indian rupee and the U.S. dollar is primarily affected by the supply and demand for the two currencies, as well as by government policy or actions, but is also influenced significantly from time to time by political or economic developments in India or elsewhere, and by macroeconomic factors and speculative actions. During the past decade, the Indian government has pursued policies of economic liberalization and deregulation, but the government’s role in the economy has remained significant. The Indian government allows the exchange rate to float freely, without a fixed target or band, but will intervene when it deems necessary to preserve stability. It also has the ability to restrict the conversion of rupees into foreign currencies, and under certain circumstances investors that seek to convert rupees into foreign currency must obtain the approval of the Reserve Bank of India. Factors that might affect the likelihood of the government’s imposing these or other exchange control restrictions include the extent of India’s foreign currency reserves, the balance of payments, the extent of governmental surpluses and deficits, the size of India’s debt service burden relative to the economy as a whole, regional hostilities, terrorist attacks or social unrest, and political constraints to which India may be subject.

Indonesia

The exchange rate between the Indonesian rupiah and the U.S. dollar is primarily affected by the supply and demand for the two currencies, as well as by government policy or actions, but is also influenced significantly from time to time by political or economic developments in Indonesia or elsewhere and by macroeconomic factors and speculative actions. From 1977 to 1997, the Indonesian government maintained a managed floating exchange rate system under which the Indonesian rupiah was linked to a basket of currencies. In 1997, the Indonesian rupiah depreciated significantly during the Asian currency crisis and the Indonesian government subsequently abandoned its trading band policy and permitted the Indonesian rupiah to float without an announced level at which the government would intervene. The Indonesian government continues to intervene in the foreign exchange market and to impose restrictions on certain foreign exchange transactions and dealings. Factors that might affect the Indonesian government’s policy with respect to the Indonesian rupiah include the extent of Indonesia’s foreign currency reserves, the balance of payments, the extent of governmental surpluses and deficits, the size of Indonesia’s debt service burden relative to the economy as a whole, regional hostilities, terrorist attacks or social unrest, and political constraints to which Indonesia may be subject.

The Republic of Korea

The exchange rate between the South Korean won and the U.S. dollar is primarily affected by the supply and demand for the two currencies, as well as by government policy or actions, but is also influenced significantly from time to time by political or economic developments in the Republic of Korea or elsewhere and by macroeconomic factors and speculative actions. Prior to 1997, the South Korean government permitted exchange rates to float within a daily range of 2.25% . In response to economic difficulties in 1997, the government expanded the range of permitted exchange rate fluctuations to 10%. In December 1997, the government eliminated the daily exchange rate band and the South Korean won now floats according to market forces. However, any existing or future restrictions on currency exchange in the Republic of Korea could affect the exchange rate between the South Korean won and the U.S. dollar.

Mexico

The exchange rate between the Mexican peso and the U.S. dollar is primarily affected by the supply and demand for the two currencies, as well as by government policy or actions, but is also influenced significantly from time to time by political or economic developments in Mexico or elsewhere, and by macroeconomic factors and speculative actions. Since 1994, the Mexican government has allowed the peso to float freely against the U.S. dollar and since 1982 has not restricted the ability to convert pesos into foreign currencies. The peso depreciated through the late 1990s, stabilized and strengthened in 2001 and has depreciated significantly thereafter, due in large part to the worldwide economic slowdown and increased volatility in the foreign exchange markets. There can be no assurance that the peso will not depreciate significantly in the future, as it has in the past, or that the Mexican government will maintain its current foreign exchange policies. Factors that might affect the likelihood of the government’s imposing these or other exchange control restrictions include the extent of Mexico’s foreign currency reserves, the availability of sufficient foreign exchange on the date a payment is due, the size of Mexico’s debt service burden relative to the economy as a whole, Mexico’s policy towards the International Monetary Fund, and political constraints to which Mexico may be subject.

Russia

The exchange rate between the Russian ruble and the U.S. dollar is primarily affected by the supply and demand for the two currencies, as well as by government policy or actions, but is also influenced significantly from time to time by political or economic developments in Russia or elsewhere, and by macroeconomic factors and speculative actions. Until 1998, the Central Bank of Russia maintained a currency band to limit fluctuations of the Russian ruble within a certain specified range. In August 1998, the Russian ruble devalued significantly, forcing the Central Bank of Russia to abandon attempts to maintain the value of the ruble and in early September 1998, the Central Bank of Russia announced that it would allow the Russian ruble to float freely against the U.S. dollar. Since 1998, the Central Bank of Russia has maintained a managed float of the Russian ruble against the U.S. dollar and continues to intervene in the currency to achieve its targeted exchange rates. In February 2006, the Central Bank of Russia announced that the Russian ruble would be targeted against a new weighted currency basket consisting of the euro and U.S. dollar to decouple the Russian ruble from the U.S. dollar. Factors affecting any future intervention in the Russian ruble or changes in policy include foreign currency reserves, the balance of payments, the extent of governmental surpluses and deficits, the size of Russia’s debt service burden relative to the economy as a whole, regional hostilities, terrorist attacks or social unrest, and political constraints to which Russia may be subject.

South Africa

The exchange rate between the South African rand and the U.S. dollar is primarily affected by the supply and demand for the two currencies, as well as by government policy or actions, but is also influenced significantly from time to time by political or economic developments in South Africa or elsewhere, and by macroeconomic factors and speculative actions. The South African Reserve Bank allows the rand to float freely against the U.S. dollar and does not have fixed exchange rate targets, although it intervenes in the market to achieve policy goals, such as the maintenance of inflation. Through 1996 to 1998, the South African rand was impacted by a currency crises and depreciated significantly. After expending large amounts of its currency reserves in 1998 to defend the South African rand, the South African Reserve Bank publicly stated that it would no longer try to protect any predetermined level of the South African rand over a sustained period. In 1995, the South African government abolished the dual exchange rate system under which exchange controls were imposed upon both foreigners and residents, leaving in place exchange controls on the movement of capital by South African residents only, although some restrictions remain on capital outflows in connection with large foreign investments. Any abolition or reduction of exchange controls on capital movements by residents may impact on the South African rand although the degree of such impact would depend on the precise policy parameters, in conjunction with prevailing market conditions.

A weakening in the exchange rate of any of the basket currencies relative to the U.S. dollar may have a material adverse effect on the value of the notes and the return on an investment in the notes.

Even though currencies trade around-the-clock, the notes will not	The Interbank market in foreign currencies is a global, around-the-clock market. Therefore, the hours of trading for the notes, if any trading market develops, will not conform to the hours during which the basket currencies are traded. Significant price and rate movements may take place in the underlying foreign exchange markets that will not be reflected immediately in the price of the notes. The possibility of these movements should be taken into account in relating the value of the notes to those in the underlying foreign exchange markets. There is no systematic reporting of last-sale information for foreign currencies. Reasonably current bid and offer information is available in certain brokers’ offices, in bank foreign currency trading offices and to others who wish to subscribe for this information, but this information will not necessarily be reflected in the value of the basket used to calculate the supplemental redemption amount. There is no regulatory requirement that those quotations be firm or revised on a timely basis. The absence of last-sale information and the limited availability of quotations to individual investors may make it difficult for many investors to obtain timely, accurate data about the state of the underlying foreign exchange markets.

The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices	Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase notes in secondary market transactions will likely be lower than the original issue price, since the original issue price included, and secondary market prices are likely to exclude, commissions paid with respect to the notes, as well as the projected profit included in the cost of hedging our obligations under the notes. In addition, any such prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

Changes in the exchange rate of one or more of the basket currencies may offset each other

Exchange rate movements in the basket currencies may not correlate with each other. At a time when one or more of the basket currencies strengthens relative to the U.S. dollar, the exchange rate of one or more of the other basket currencies may weaken relative the U.S. dollar or strengthen to a lesser extent. Therefore, in calculating the basket performance factor, the strengthening relative to the U.S. dollar of one or more of the basket currencies may be moderated, or wholly offset, by the weakening or lesser strengthening relative to the U.S. dollar of one or more of the other basket currencies.

You can review a table of the historical exchange rates of each of the basket currencies for each calendar quarter in the period from January 1, 2001 through May 19, 2006, as reported by Bloomberg Financial Markets for such periods, and related graphs for each of the basket currencies for the period from January 1, 1996 through May 19, 2006 and a graph of the historical performance of the basket relative to the U.S. dollar for the period from January 1, 2001 through May 19, 2006 in this pricing supplement under “Description of Notes—Historical Information” and “—Historical Graph.” You cannot predict the future performance of any of the basket currencies relative to the U.S. dollar or of the basket as a whole, or whether the strengthening of any of the basket currencies relative to the U.S. dollar will be offset by the weakening of other basket currencies relative to the U.S. dollar, based on their historical performance. In addition, there can be no assurance that the final exchange rates of any of the basket currencies will strengthen relative to the U.S. dollar, or that the sum of the performance values of the basket currencies will be positive. If the basket performance factor is less than, or equal to, zero, you will receive at maturity only the $1,000 principal amount with respect to each note you hold.

Suspension or disruptions of market trading in the basket currencies may adversely affect the value of the notes	The currency markets are subject to temporary distortions or other disruptions due to various factors, including government regulation and intervention, the lack of liquidity in the markets, and the participation of speculators. These circumstances could adversely affect the exchange rates of the basket currencies and, therefore, the value of the notes.

The economic interests of the calculation agent and other of our affiliates are potentially adverse to your interests

The economic interests of the calculation agent and other of our affiliates are potentially adverse to your interests as an investor in the notes.

As calculation agent, MSCS will determine the initial exchange rate for each basket currency, the final exchange rate for each basket currency, the basket currencies’ performance values, the basket performance factor, and calculate the supplemental redemption amount, if any, you will receive at maturity. Determinations made by MSCS, in its capacity as calculation agent, including with respect to the calculation of any exchange rate in the event of a discontinuance of reporting of a basket currency’s exchange rate, may affect the payout to you at maturity. See the sections of this pricing supplement called “Description of Notes—Exchange Rate” and “Price Materiality Event.”

The original issue price of the notes includes the agent’s commissions and certain costs of hedging our obligations under the notes. The subsidiaries through which we hedge our obligations under the notes expect to make a profit. Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries’ control, such hedging may result in a profit that is more or less than initially projected.

Hedging and trading activity by the calculation agent and its affiliates could potentially adversely affect the exchange rates of the basket currencies

MSCS and other affiliates of ours will carry out hedging activities related to the notes (and possibly to other instruments linked to the basket currencies), including trading in futures, forwards and/or options contracts on the basket currencies as well as in other instruments related to the basket currencies. MSCS and some of our other subsidiaries also trade the basket currencies and other financial instruments related to the basket currencies on a regular basis as part of their general broker-dealer, proprietary trading and other businesses. Any of these hedging or trading activities on or prior to the day we price the notes for initial sale to the public could potentially decrease the initial exchange rates for the basket currencies and, as a result, could decrease the exchange rates at which the basket currencies must close on the valuation date before you receive a payment at maturity that exceeds the $1,000 principal amount of the notes. Additionally, such hedging or trading activities on any day prior to the original issue date on which we increase the aggregate principal amount of the notes, or during the term of the notes could potentially affect the exchange rates of the basket currencies on the valuation date and, accordingly, the amount of cash you will receive at maturity.

DESCRIPTION OF NOTES

Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement. The term “Notes” refers to each $1,000 principal amount of any of our Global Emerging Markets Currency-Linked Capital-Protected Notes due December 30, 2008 Based on the Performance of a Basket of Eight Currencies Relative to the U.S. Dollar. In this pricing supplement, the terms “we,” “us” and “our” refer to Morgan Stanley.

Aggregate Principal Amount	$

Original Issue Date (Settlement Date)	July , 2006

Maturity Date	December 30, 2008

Valuation Date

December 18, 2008, the seventh Business Day prior to the Maturity Date. The Valuation Date is subject to adjustment if December 18, 2008 is not a Currency Business Day, as described in the following paragraph.

If December 18, 2008 is not a Currency Business Day with respect to any Basket Currency, the Valuation Date with respect to such Basket Currency will be the immediately preceding Currency Business Day with respect to such Basket Currency.

Interest Rate	None

Specified Currency	U.S. dollars

CUSIP Number	61746SCR8

Minimum Denominations	$1,000

Issue Price	$1,000 (100%)

Basket	The following table sets forth the Basket Currencies, the Reuters Page for each Basket Currency and the Basket Weighting of each Basket Currency in the Basket:

Basket Currency	Reuters Page	Basket Weighting

Brazilian real	BRFR	12.5%
Chinese renminbi	SAEC	12.5%
Indian rupee	RBIB	12.5%
Indonesian rupiah	ABSIRIX01	12.5%
South Korean won	KFTC18	12.5%
Mexican peso	WMRSPOT10	12.5%
Russian ruble	EMTA	12.5%
South African rand	ECB37=(ZAR/EUR)/(	12.5%
	USD/EUR)

Maturity Redemption Amount	At maturity, upon delivery of the Notes to the Trustee, we will pay with respect to the $1,000 principal amount of each Note an amount in cash equal to $1,000 plus the Supplemental Redemption Amount, if any, as determined by the Calculation Agent.

We shall, or shall cause the Calculation Agent to (i) provide written notice to the Trustee and to The Depository Trust Company, which we refer to as DTC, of the amount of cash to be delivered with respect to the $1,000 principal amount of each Note, on or prior to 10:30 a.m. on the Business Day preceding the Maturity Date, and (ii) deliver the aggregate cash amount due with respect to the Notes to the Trustee for delivery to DTC, as holder of the Notes, on the Maturity Date. We expect such amount of cash will be distributed to investors on the Maturity Date in accordance with the standard rules and procedures of DTC and its direct and indirect participants. See “—Book-Entry Note or Certificated Note” below, and see “The Depositary” in the accompanying prospectus supplement.

Supplemental Redemption Amount	The Supplemental Redemption Amount will equal: (i) if the Basket Performance Factor is less than, or equal to, zero, $0; or (ii) if the Basket Performance Factor is greater than zero, the greater of:

(a)	$200; and

(b)	$1,000 times (x) the Basket Performance Factor times (y) the Participation Rate.

The Calculation Agent will calculate the Supplemental Redemption Amount on the Valuation Date.

Basket Performance Factor

The Basket Performance Factor is a percentage that is the sum of the performance values, whether positive or negative, for each of the Basket Currencies. The Basket Performance Factor is described by the following formula:

     Brazilian Real Performance Value
+
Chinese Renminbi Performance Value
+
Indian Rupee Performance Value
+
Indonesian Rupiah Performance Value
+
South Korean Won Performance Value
+
Mexican Peso Performance Value
+
Russian Ruble Performance Value
+
South African Rand Performance Value

Participation Rate	200%

Exchange Rate

Exchange Rate means, on any Currency Business Day:

     (i) with respect to each of the Mexican peso and the South African rand the rate for conversion of such Basket Currency into U.S. dollars (expressed as the number of units of such Basket Currency per one U.S. dollar) as determined by reference to the rate displayed on the applicable Reuters Page for such Basket Currency on such Currency Business Day, as determined by the Calculation Agent; provided that if (i) no such rate is displayed on the applicable Reuters Page for such day for such Basket Currency, or (ii) the Calculation Agent determines in good faith that the rate so displayed on the applicable Reuters Page is manifestly incorrect, the Exchange Rate will equal the arithmetic mean, as determined by the Calculation Agent, of the firm quotes of exchange rates for conversion of such Basket Currency into U.S. dollars determined by at least five independent leading dealers, selected by the Calculation Agent (the “Reference Dealers”), in the underlying market for such Basket Currency taking into consideration the latest available quote for such exchange rate and any other information deemed relevant by such Reference Dealers; provided further that if (i) the difference between the highest and lowest exchange rates for conversion of such Basket Currency into U.S. dollars determined by the Reference Dealers on such date pursuant to the previous clause of this sentence is greater than 1% or (ii) the Calculation Agent is unable to obtain five such quotes from the Reference Dealers on such date for any reason, the Exchange Rate for such Basket Currency shall be the exchange rate as determined by the Calculation Agent in good faith on such day taking into account any information deemed relevant by the Calculation Agent; and

     (ii) with respect to each of the Brazilian real, the Chinese renminbi, the Indian rupee, the Indonesian rupiah, the South Korean won and the Russian ruble, the rate for conversion of such Basket Currency into U.S. dollars (expressed as the number of units of such Basket Currency per one U.S. dollar) as determined by reference to the rate displayed on the applicable Reuters Page for such Basket Currency on such Currency Business Day, as determined by the Calculation Agent; provided that if (i) no such rate is displayed on the applicable Reuters Page for such day (ii) such day is an Unscheduled Holiday with respect to any such Basket Currency, or (iii) the Calculation Agent determines in good faith that the rate so displayed on the applicable Reuters Page is manifestly incorrect, the Exchange Rate for such Basket Currency will equal the arithmetic mean, as determined by the Calculation Agent, of the firm quotes of exchange rates for conversion of such Basket Currency into U.S. dollars determined by the Reference Dealers in the underlying market for such Basket Currency taking into consideration the latest available quote for such exchange rate and any other information deemed relevant by such Reference Dealers; provided further that if (i) the difference between the highest and lowest exchange rates for conversion of any such Basket Currency determined by the Reference Dealers on such date pursuant to the previous clause of this sentence is greater than 1% or (ii) the Calculation Agent is unable to obtain five such quotes from the Reference Dealers on such date for any reason, the Exchange Rate for such Basket Currency shall be the exchange rate as determined by the Calculation Agent in good faith on such day taking into account any information deemed relevant by the Calculation Agent; provided further that, with respect to the Brazilian real, if a Price Materiality Event occurs, the Exchange Rate for Brazilian real shall be the rate as determined in “ –Price Materiality Event” below.

Quotes of MSCS or any of its affiliates may be included in the calculation of any mean described in clauses (i) or (ii) above, but only to the extent that any such bid is the highest of the quotes obtained.

Unscheduled Holiday	Unscheduled Holiday means, with respect to any of the Brazilian real, the Chinese renminbi, the Indian rupee, the Indonesian rupiah, the South Korean won and the Russian ruble, a day that is not a Currency Business Day with respect to any such Basket Currency and the market was not made aware of such fact (by means of a public announcement or by reference to other publicly announced information) until a time later than 9:00 a.m. local time in the principal financial center(s) of any such Basket Currency on the date that is two Business Days prior to the Valuation Date for such Basket Currency.

Currency Business Day	Any day, other than a Saturday or Sunday, that is (i) neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close and (ii) a day on which dealings in foreign currency in accordance with the practice of the foreign exchange market occur:

(a)	in (x) Sao Paulo, Brazil, Rio de Janeiro, Brazil, or Brazilia, Brazil and (y) New York City with respect to the Brazilian real;

(b)	in Beijing, China with respect to the Chinese renminbi;

(c)	in Mumbai, India with respect to the Indian rupee;

(d)	in Jakarta, Indonesia and Singapore with respect to the Indonesian rupiah;

(e)	in Seoul, Republic of Korea with respect to the South Korean won;

(f)	in New York City with respect to the Mexican peso;

(g)	in Moscow, Russia and New York City with respect to the Russian ruble; and

(h)	in Johannesburg, South Africa with respect to the South African rand.

Price Materiality Event	Price Materiality Event means, with respect to the Brazilian real, that (i) the Exchange Rate as displayed on the applicable Reuters Page for the Brazilian real has been, in the good faith belief of the Calculation Agent, inflated or deflated by government intervention and (ii) the difference between such rate and the arithmetic mean, as determined by the Calculation Agent, of the exchange rate for conversion of the Brazilian real into U.S. dollars determined by five Reference Dealers (“Brazilian Reference Dealers’ Rate”), selected by the Calculation Agent in the underlying market for the Brazilian real, taking into consideration the latest available quote for such exchange rate and any other information deemed relevant by the Reference Dealers, is more than 3%, then, in such case, the Exchange Rate for the Brazilian real on the Valuation Date will be the Brazilian Reference Dealers’ Rate. If such difference is less than 3%, then, in such case, the Exchange Rate for the Brazilian real will be determined as set forth in “–Exchange Rate” above.

Basket Weighting	For each Basket Currency, 12.5%.

Brazilian Real Performance Value	The Brazilian Real Performance Value is (i) a fraction, the numerator of which will be the Initial Brazilian Real Exchange Rate and the denominator of which will be the Final Brazilian Real Exchange Rate, minus one, times (ii) the Basket Weighting. The Brazilian Real Performance Value is described by the following formula and will be determined on the Valuation Date:

Initial Brazilian Real Exchange Rate	, the Exchange Rate for the Brazilian real on the day we price the Notes for initial sale to the public.

Final Brazilian Real Exchange Rate	The Exchange Rate for the Brazilian real on the Valuation Date as determined by the Calculation Agent.

Chinese Renminbi Performance Value

The Chinese Renminbi Performance Value is (i) a fraction, the numerator of which will be the Initial Chinese Renminbi Exchange Rate the denominator of which will be the Final Chinese Renminbi Exchange Rate, minus one, times (ii) the Basket Weighting. The Chinese Renminbi Performance Value is described by the following formula and will be determined on the Valuation Date:

Initial Chinese Renminbi Exchange Rate	, the Exchange Rate for the Chinese renminbi on the day we price the Notes for initial sale to the public.

Final Chinese Renminbi Exchange Rate	The Exchange Rate for the Chinese renminbi on the Valuation Date as determined by the Calculation Agent.

Indian Rupee Performance Value	The Indian Rupee Performance Value is (i) a fraction, the numerator of which will be the Initial Indian Rupee Exchange Rate and the denominator of which will be the Final Indian Rupee Exchange Rate, minus one, times (ii) the Basket Weighting. The Indian Rupee Performance Value is described by the following formula and will be determined on the Valuation Date:

Initial Indian Rupee Exchange Rate	, the Exchange Rate for the Indian rupee on the day we price the Notes for initial sale to the public.

Final Indian Rupee Exchange Rate	The Exchange Rate for the Indian rupee on the Valuation Date as determined by the Calculation Agent.

Indonesian Rupiah Performance Value	The Indonesian Rupiah Performance Value is (i) a fraction, the numerator of which will be the Initial Indonesian Rupiah Exchange Rate and the denominator of which will be the Final Indonesian Rupiah Exchange Rate, minus one, times (ii) the Basket Weighting. The Indonesian Rupiah Performance Value is described by the following formula and will be determined on the Valuation Date:

Initial Indonesian Rupiah Exchange Rate	, the Exchange Rate for the Indonesian rupiah on the day we price the Notes for initial sale to the public.

Final Indonesian Rupiah Exchange Rate	The Exchange Rate for the Indonesian rupiah on the Valuation Date as determined by the Calculation Agent.

South Korean Won Performance Value	The South Korean Won Performance Value is (i) a fraction, the numerator of which will be the Initial South Korean Won Exchange Rate and the denominator of which will be the Final South Korean Won Exchange Rate, minus one, times (ii) the Basket Weighting. The South Korean Won Performance Value is described by the following formula and will be determined on the Valuation Date:

Initial South Korean Won Exchange Rate	, the Exchange Rate for the South Korean won on the day we price the Notes for initial sale to the public.

Final South Korean Won Exchange Rate	The Exchange Rate for the South Korean won on the Valuation Date as determined by the Calculation Agent.

Mexican Peso Performance Value	The Mexican Peso Performance Value is (i) a fraction, the numerator of which will be the Initial Mexican Peso Exchange Rate and the denominator of which will be the Final Mexican Peso Exchange Rate, minus one, times (ii) the Basket Weighting. The Mexican Peso Performance Value is described by the following formula and will be determined on the Valuation Date:

Initial Mexican Peso Exchange Rate	, the Exchange Rate for the Mexican peso on the day we price the Notes for initial sale to the public.

Final Mexican Peso Exchange Rate	The Exchange Rate for the Mexican peso on the Valuation Date as determined by the Calculation Agent.

Russian Ruble Performance Value	The Russian Ruble Performance Value is (i) a fraction, the numerator of which will be the Initial Russian Ruble Exchange Rate and the denominator of which will be the Final Russian Ruble Exchange Rate, minus one, times (ii) the Basket Weighting. The Russian Ruble Performance Value is described by the following formula and will be determined on the Valuation Date:

Initial Russian Ruble Exchange Rate	, the Exchange Rate for the Russian ruble on the day we price the Notes for initial sale to the public.

Final Russian Ruble Exchange Rate	The Exchange Rate for the Russian ruble on the Valuation Date as determined by the Calculation Agent.

South African Rand Performance Value	The South African Rand Performance Value is (i) a fraction, the numerator of which will be the Initial South African Rand Exchange Rate and the denominator of which will be the Final South African Rand Exchange Rate, minus one, times (ii) the Basket Weighting. The South African Rand Performance Value is described by the following formula and will be determined on the Valuation Date:

Initial South African Rand Exchange Rate	, the Exchange Rate for the South African rand on the day we price the Notes for initial sale to the public.

Final South African Rand Exchange Rate	The Exchange Rate for the South African rand on the Valuation Date as determined by the Calculation Agent.

Book Entry Note or Certificated Note	Book Entry. The Notes will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, DTC and will be registered in the name of a nominee of DTC. DTC’s nominee will be the only registered holder of the Notes. Your beneficial interest in the Notes will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in DTC. In this pricing supplement, all references to payments or notices to you will mean payments or notices to DTC, as the registered holder of the Notes, for distribution to participants in accordance with DTC’s procedures. For more information regarding DTC and book entry notes, please read “The Depositary” in the accompanying prospectus supplement and “Form of Securities—Global Securities—Registered Global Securities” in the accompanying prospectus.

Senior Note or Subordinated Note	Senior

Trustee	JPMorgan Chase Bank, N.A. (formerly known as JPMorgan Chase Bank)

Agent	Morgan Stanley & Co. Incorporated and its successors (“MS & Co.”)

Reuters Page	The display page so designated on the Reuters Monitor Money Rates Service (“Reuters”), as noted under “—Basket Currency” above, or any other display page that may replace that display page on Reuters and any successor service thereto.

Alternate Exchange Calculation in Case of an Event of Default

In case an event of default with respect to the Notes shall have occurred and be continuing, the amount declared due and payable for each Note upon any acceleration of the Notes (the “Acceleration Amount”) will be equal to the $1,000 plus the Supplemental Redemption Amount, if any, determined as though the Exchange Rate of any Basket Currency on the Valuation Date were the Exchange Rate on the date of acceleration.

If the maturity of the Notes is accelerated because of an event of default as described above, we shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to DTC of the Acceleration Amount and the aggregate cash amount due with respect to the Notes as promptly as possible and in no event later than two Business Days after the date of acceleration.

Calculation Agent

Morgan Stanley Capital Services Inc. (“MSCS”)

All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee and us.

All calculations with respect to the Exchange Rate for each Basket Currency on each Determination Date, the Basket Performance Factor and the Supplemental Redemption Amount, if any, will be made by the Calculation Agent and will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to determination of the amount of cash payable per Note will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of Notes will be rounded to the nearest cent, with one-half cent rounded upward.

Because the Calculation Agent is our affiliate, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an investor in the Notes, including with respect to certain determinations and judgments that the Calculation Agent must make in determining any Exchange Rate for a Basket Currency, the Basket Performance Factor and the Supplemental Redemption Amount. MSCS is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Historical Information	The following tables set forth the published high, low and end of quarter daily exchange rates for each of the Basket Currencies for each calendar quarter from January 1, 2001 to May 19, 2006, as published by Bloomberg Financial Markets for such periods. As set forth in the following tables, a high exchange rate for a given quarter indicates a weakening of the relevant Basket Currency relative to the U.S. dollar, while a low exchange rate indicates a relative strengthening of that Basket Currency relative to the U.S. dollar. The graphs following each Basket Currency’s exchange rate table set forth the historical exchange rate performance of each respective Basket Currency for the period from January 1, 1996 through May 19, 2006. We obtained the information in the tables and graphs from Bloomberg Financial Markets, without independent verification. In addition, the daily exchange rates published by Bloomberg Financial Markets may differ from the Exchange Rates as determined on the applicable Reuters page pursuant to “Exchange Rate” above. We will not use Bloomberg Financial Markets to determine the applicable Exchange Rate. The historical exchange rates and historical exchange rate performance of the Basket Currencies set forth below should not be taken as an indication of future performance. We cannot give you any assurance that the Basket Performance Factor will be greater than zero or that you will receive any Supplemental Redemption Amount.

Brazilian Real Historical High, Low and Period End Exchange Rates January 1, 2001 through May 19, 2006 (expressed as units of Brazilian real per U.S. dollar)

Brazilian real	High	Low	Period End

2001
First Quarter	2.1720	1.9310	2.1525
Second Quarter	2.4795	2.1375	2.3105
Third Quarter	2.8325	2.3105	2.6700
Fourth Quarter	2.7850	2.2945	2.3115
2002
First Quarter	2.4625	2.2950	2.3250
Second Quarter	2.8805	2.2650	2.8175
Third Quarter	3.8725	2.8015	3.7395
Fourth Quarter	3.9505	3.4740	3.5400
2003
First Quarter	3.6650	3.2610	3.3640
Second Quarter	3.3135	2.8385	2.8440
Third Quarter	3.0675	2.8155	2.9000
Fourth Quarter	2.9475	2.8310	2.9069
2004
First Quarter	2.9645	2.7820	2.9073
Second Quarter	3.2118	2.8755	3.0850
Third Quarter	3.0782	2.8505	2.8608
Fourth Quarter	2.8800	2.6530	2.6530
2005
First Quarter	2.7640	2.5665	2.6755
Second Quarter	2.6588	2.3325	2.3325
Third Quarter	2.4870	2.2140	2.2275
Fourth Quarter	2.3800	2.1615	2.3355
2006
First Quarter	2.3364	2.1040	2.1640
Second Quarter (through
May 19, 2006)	2.2095	2.0555	2.2090

Chinese Renminbi Historical High, Low and Period End Exchange Rates January 1, 2001 through May 19, 2006 (expressed as units of Chinese renminbi per U.S. dollar)

Chinese renminbi	High	Low	Period End

2001
First Quarter	8.2786	8.2763	8.2777
Second Quarter	8.2785	8.2767	8.2767
Third Quarter	8.2773	8.2766	8.2768
Fourth Quarter	8.2775	8.2765	8.2770
2002
First Quarter	8.2775	8.2765	8.2774
Second Quarter	8.2776	8.2765	8.2771
Third Quarter	8.2772	8.2760	8.2772
Fourth Quarter	8.2775	8.2766	8.2773
2003
First Quarter	8.2778	8.2766	8.2771
Second Quarter	8.2775	8.2768	8.2775
Third Quarter	8.2776	8.2766	8.2770
Fourth Quarter	8.2772	8.2765	8.2767
2004
First Quarter	8.2775	8.2766	8.2770
Second Quarter	8.2773	8.2765	8.2766
Third Quarter	8.2771	8.2765	8.2765
Fourth Quarter	8.2768	8.2763	8.2764
2005
First Quarter	8.2766	8.2763	8.2765
Second Quarter	8.2767	8.2763	8.2764
Third Quarter	8.2765	8.0871	8.0920
Fourth Quarter	8.0920	8.0702	8.0702
2006
First Quarter	8.0702	8.0172	8.0172
Second Quarter (through
May 19, 2006)	8.0220	8.0025	8.0220

Indian Rupee Historical High, Low and Period End Exchange Rates January 1, 2001 through May 19, 2006 (expressed as units of Indian rupee per U.S. dollar)

Indian rupee	High	Low	Period End

2001
First Quarter	46.7250	46.3450	46.6150
Second Quarter	47.0400	46.5550	47.0400
Third Quarter	48.0500	47.0400	47.8600
Fourth Quarter	48.2650	47.7750	48.2650
2002
First Quarter	48.8250	48.2450	48.8150
Second Quarter	49.0500	48.8150	48.8850
Third Quarter	48.8450	48.3700	48.3750
Fourth Quarter	48.4300	47.9350	47.9350
2003
First Quarter	48.0100	47.4700	47.5450
Second Quarter	47.4675	46.4025	46.4875
Third Quarter	46.4350	45.6950	45.7600
Fourth Quarter	45.9250	45.2150	45.5250
2004
First Quarter	45.6400	43.6000	44.0600
Second Quarter	46.2500	43.5375	46.0600
Third Quarter	46.4713	45.6650	45.9500
Fourth Quarter	45.9000	43.4600	43.7250
2005
First Quarter	43.9300	43.4200	43.8200
Second Quarter	43.8300	43.2900	43.4850
Third Quarter	44.1500	43.1750	44.0150
Fourth Quarter	46.3100	44.0150	45.0500
2006
First Quarter	45.0925	44.1175	44.6225
Second Quarter (through
May 19, 2006)	45.5650	44.6012	45.5650

Indonesian Rupiah Historical High, Low and Period End Exchange Rates January 1, 2001 through May 19, 2006 (expressed as units of Indonesian rupiah per U.S. dollar)

Indonesian rupiah	High	Low	Period End

2001
First Quarter	10500	9350	10425
Second Quarter	12000	10425	11390
Third Quarter	11390	8485	9715
Fourth Quarter	10925	9740	10475
2002
First Quarter	10435	9575	9825
Second Quarter	9803	8545	8713
Third Quarter	9250	8700	9000
Fourth Quarter	9345	8815	8950
2003
First Quarter	9088	8830	8913
Second Quarter	8899	8175	8275
Third Quarter	8625	8177	8395
Fourth Quarter	8580	8362	8475
2004
First Quarter	8663	8317	8608
Second Quarter	9440	8573	9400
Third Quarter	9370	8800	9155
Fourth Quarter	9320	8938	9320
2005
First Quarter	9515	9135	9500
Second Quarter	9760	9430	9760
Third Quarter	10775	9725	10300
Fourth Quarter	10303	9685	9830
2006
First Quarter	9830	9045	9070
Second Quarter (through
May 19, 2006)	9198	8703	9198

South Korean Won Historical High, Low and Period End Exchange Rates January 1, 2001 through May 19, 2006 (expressed as units of South Korean won per U.S. dollar)

South Korean won	High	Low	Period End

2001
First Quarter	1331.50	1233.00	1331.50
Second Quarter	1368.00	1280.00	1300.50
Third Quarter	1310.00	1275.50	1304.50
Fourth Quarter	1324.00	1258.60	1323.00
2002
First Quarter	1331.60	1301.50	1327.00
Second Quarter	1330.50	1200.50	1201.25
Third Quarter	1229.00	1165.40	1222.50
Fourth Quarter	1265.50	1185.70	1196.00
2003
First Quarter	1256.85	1166.50	1255.30
Second Quarter	1257.95	1184.50	1193.05
Third Quarter	1191.00	1150.10	1150.10
Fourth Quarter	1203.18	1145.75	1197.25
2004
First Quarter	1195.05	1147.27	1153.28
Second Quarter	1188.25	1140.30	1155.45
Third Quarter	1170.10	1144.15	1151.85
Fourth Quarter	1152.45	1035.10	1041.10
2005
First Quarter	1058.90	999.85	1023.50
Second Quarter	1034.50	996.50	1034.50
Third Quarter	1054.00	1012.00	1042.40
Fourth Quarter	1058.50	1009.35	1010.00
2006
First Quarter	1010.00	961.60	971.65
Second Quarter (through
May 19, 2006)	971.65	927.80	946.25

Mexican Peso Historical High, Low and Period End Exchange Rates January 1, 2001 through May 19, 2006 (expressed as units of Mexican peso per U.S. dollar)

Mexican peso	High	Low	Period End

2001
First Quarter	9.9720	9.4615	9.4615
Second Quarter	9.4615	8.9700	9.0410
Third Quarter	9.5270	9.0300	9.5140
Fourth Quarter	9.5700	9.0775	9.1800
2002
First Quarter	9.2765	9.0025	9.0350
Second Quarter	9.9550	9.0020	9.9465
Third Quarter	10.2855	9.6473	10.2065
Fourth Quarter	10.4530	9.9429	10.4530
2003
First Quarter	11.2300	10.3565	10.7270
Second Quarter	10.7970	10.1160	10.4570
Third Quarter	11.0530	10.3690	10.9860
Fourth Quarter	11.3785	10.9450	11.2285
2004
First Quarter	11.2213	10.8073	11.1925
Second Quarter	11.6698	11.1470	11.4865
Third Quarter	11.5935	11.3315	11.3820
Fourth Quarter	11.5373	11.0980	11.1620
2005
First Quarter	11.3818	10.9853	11.2220
Second Quarter	11.2445	10.7420	10.7490
Third Quarter	10.9090	10.5790	10.7590
Fourth Quarter	10.9535	10.4217	10.6349
2006
First Quarter	11.0160	10.4352	10.8740
Second Quarter (through
May 19, 2006)	11.2052	10.8520	11.1958

Russian Ruble Historical High, Low and Period End Exchange Rates January 1, 2001 through May 19, 2006 (expressed as units of Russian ruble per U.S. dollar)

Russian ruble	High	Low	Period End

2001
First Quarter	28.7920	28.1600	28.7600
Second Quarter	29.1900	28.7600	29.1470
Third Quarter	29.4810	29.1360	29.4670
Fourth Quarter	30.5050	29.4570	30.5050
2002
First Quarter	31.2100	30.4650	31.2100
Second Quarter	31.4950	31.1650	31.4750
Third Quarter	31.6900	31.4450	31.6900
Fourth Quarter	31.9550	31.6900	31.8250
2003
First Quarter	31.9550	31.3722	31.3800
Second Quarter	31.2865	30.3215	30.3655
Third Quarter	30.7254	30.2428	30.5870
Fourth Quarter	30.5212	29.2390	29.2450
2004
First Quarter	29.2425	28.4375	28.5020
Second Quarter	29.0825	28.5075	29.0697
Third Quarter	29.2755	28.9900	29.2229
Fourth Quarter	29.2210	27.7200	27.7700
2005
First Quarter	28.1950	27.4487	27.8500
Second Quarter	28.6800	27.7080	28.6300
Third Quarter	28.8312	28.1600	28.4977
Fourth Quarter	28.9814	28.4295	28.7414
2006
First Quarter	28.7414	27.6651	27.7049
Second Quarter (through
May 19, 2006)	27.7165	26.9012	27.0596

South African Rand Historical High, Low and Period End Exchange Rates January 1, 2001 through May 19, 2006 (expressed as units of South African rand per U.S. dollar)

South African rand	High	Low	Period End

2001
First Quarter	8.0550	7.5175	8.0125
Second Quarter	8.1600	7.8800	8.0450
Third Quarter	9.0265	8.0035	9.0265
Fourth Quarter	12.4450	9.0219	11.9750
2002
First Quarter	12.4150	10.9850	11.3300
Second Quarter	11.3555	9.6968	10.2950
Third Quarter	10.8800	9.9500	10.5400
Fourth Quarter	10.5225	8.5702	8.6262
2003
First Quarter	9.0502	7.8651	7.9850
Second Quarter	8.1930	7.1029	7.4704
Third Quarter	7.7500	6.9309	6.9309
Fourth Quarter	7.2063	6.2025	6.6361
2004
First Quarter	7.3850	6.2925	6.3322
Second Quarter	7.0350	6.1362	6.1362
Third Quarter	6.7463	5.9290	6.4534
Fourth Quarter	6.6075	5.6175	5.6566
2005
First Quarter	6.3600	5.6537	6.2969
Second Quarter	6.9200	5.9462	6.6495
Third Quarter	6.8650	6.2550	6.3700
Fourth Quarter	6.7830	6.2815	6.3288
2006
First Quarter	6.3547	5.9590	6.1765
Second Quarter (through
May 19, 2006)	6.4800	5.9606	6.4800

Historical Graph	The following graph sets forth the historical performance of the Basket relative to the U.S. dollar (assuming that each of the Basket Currencies were weighted as described in “—Basket” above at January 1, 2001) for the period from January 1, 2001 through May 19, 2006. The graph does not take into account the Participation Rate on the Notes, nor does it attempt to show your expected return on an investment in the Notes. The historical performance of the Basket and the Basket Currencies should not be taken as an indication of their future performance.

Use of Proceeds and Hedging

The net proceeds we receive from the sale of the Notes will be used for general corporate purposes and, in part, in connection with hedging our obligations under the Notes through one or more of our subsidiaries. The original issue price of the Notes includes the Agent’s Commissions (as shown on the cover page of this pricing supplement) paid with respect to the Notes and the cost of hedging our obligations under the Notes. The cost of hedging includes the projected profit that our subsidiaries expect to realize in consideration for assuming the risks inherent in managing the hedging transactions. Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries’ control, such hedging may result in a profit that is more or less than initially projected, or could result in a loss. See also “Use of Proceeds” in the accompanying prospectus.

On or prior to the day we price the Notes for initial sale to the public, we, through our subsidiaries or others, expect to hedge our anticipated exposure in connection with the Notes by taking positions in futures, forwards and/or options contracts on the Basket Currencies or positions in any other available currencies or instruments that we may wish to use in connection with such hedging. Such purchase activity could potentially decrease the exchange rate of the Basket Currencies, and, therefore, the exchange rate that must prevail with respect to each of the Basket Currencies must close on the Valuation Date before you would receive at maturity a payment that exceeds the $1,000 principal amount of the Notes. In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the Notes, including on the Valuation Date, by purchasing and selling the Basket Currencies or forwards or options contracts on the Basket Currencies or positions in any other available currencies or instruments that we may wish to use in connection with such hedging activities, including by selling any such currencies or instruments on the Valuation Date. We cannot give any assurance that our hedging activities will not affect the value of the Basket Currencies and, therefore, adversely affect the value of the Basket Currencies on the Valuation Date or the payment that you will receive at maturity.

Supplemental Information Concerning Plan of Distribution

Under the terms and subject to the conditions contained in the U.S. distribution agreement referred to in the prospectus supplement under “Plan of Distribution,” the Agent, acting as principal for its own account, has agreed to purchase, and we have agreed to sell, the principal amount of Notes set forth on the cover of this pricing supplement. The Agent proposes initially to offer the Notes directly to the public at the public offering price set forth on the cover page of this pricing supplement. The Agent may allow a concession not in excess of      % per Note to other dealers, which may include Morgan Stanley DW, Inc., Morgan Stanley & Co. International Limited and Bank Morgan Stanley AG. After the initial offering, the Agent may vary the offering price and other selling terms from time to time.

We expect to deliver the Notes against payment therefor in New York, New York on July      , 2006, which will be the           scheduled Business Day following the date of this pricing supplement and of the pricing of the Notes. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three Business Days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes on the date of pricing or the next succeeding Business Day will be required, by virtue of the fact that the Notes initially will settle in           Business Days (T+ ), to specify alternative settlement arrangements to prevent a failed settlement.

In order to facilitate the offering of the Notes, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Notes. Specifically, the Agent may sell more Notes than it is obligated to purchase in connection with the offering, creating a naked short position in the Notes for its own account. The Agent must close out any naked short position by purchasing the Notes in the open market. A naked short position is more likely to be created if the Agent is concerned that there may be downward pressure on the price of the Notes in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the Agent may bid for, and purchase, Notes in the open market to stabilize the price of the Notes. Any of these activities may raise or maintain the market price of the Notes above independent market levels or prevent or retard a decline in the market price of the Notes. The Agent is not required to engage in these activities, and may end any of these activities at any time. An affiliate of the Agent has entered into a hedging transaction with us in connection with this offering of Notes. See “—Use of Proceeds and Hedging” above.

General

No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the Notes or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required. No offers, sales or deliveries of the Notes, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus or any other offering material relating to the Notes, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agent or any dealer.

The Agent has represented and agreed, and each dealer through which we may offer the Notes has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the Notes or possesses or distributes this pricing supplement and the accompanying prospectus supplement and prospectus and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the Notes under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the Notes. We shall not have responsibility for the Agent’s or any dealer’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

Brazil

The Notes have not been and will not be registered with the Comissão de Calores Mobiliários (The Brazilian Securities Commission). The Notes may not be offered or sold in the Federative Republic of Brazil (“Brazil”) except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

Indonesia

The notes being offered under this pricing supplement and the accompanying prospectus supplement and prospectus have not been and will not be registered in Indonesia under Law No. 8/1995 regarding Capital Markets (“Law No. 8/1995”) and will not knowingly be publicly offered or sold to Indonesian residents or Indonesian citizens abroad in a manner which would make it a public under Law No. 8/1995. The offering is void to the extent that it would be unauthorized under Law No. 8/1995. Indonesian residents or Indonesian citizens into whose possession this pricing supplement or the accompanying prospectus supplement or prospectus comes should consult with their financial adviser to inform themselves about the notes and applicable restrictions.

Hong Kong

No action has been taken to permit an offering of the Notes to the public in Hong Kong as the Notes have not been authorized by the Securities and Futures Commission of Hong Kong and, accordingly, no advertisement, invitation or document relating to the Notes, whether in Hong Kong or elsewhere, shall be issued, circulated or distributed which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong other than (i) with respect to the Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to professional investors within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong ("SFO") and any rules made thereunder or (ii) in circumstances that do not constitute an invitation to the public for the purposes of the SFO.

Mexico

The Notes have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

Singapore

The Agent and each dealer represent and agree that they will not offer or sell the Notes nor make the Notes the subject of an invitation for subscription or purchase, nor will they circulate or distribute the Information Memorandum or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Notes, whether directly or indirectly, to persons in Singapore other than:

(a) an institutional investor (as defined in section 4A of the Securities and Futures Act (Chapter 289 of Singapore (the “SFA”));

(b) an accredited investor (as defined in section 4A of the SFA), and in accordance with the conditions, specified in Section 275 of the SFA;

(c) a person who acquires the Notes for an aggregate consideration of not less than Singapore dollars Two Hundred Thousand (S$200,000) (or its equivalent in a foreign currency) for each transaction, whether such amount is paid for in cash, by exchange of shares or other assets, unless otherwise permitted by law; or

(d) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Republic of Korea

The Notes have not been registered under the Securities and Exchange Law and none of the Notes may be offered, sold or delivered, directly or indirectly, or offered or sold to any person for re-offering or resale, directly or indirectly, in the Republic of Korea or to any resident of the Republic of Korea except pursuant to the Securities and Exchange Law, the Foreign Exchange Transaction Law and any other applicable laws, regulations and ministerial guidelines in the Republic of Korea. For a period of one year from the issue date of the Notes, no holder of the Notes who is in the Republic of Korea or a resident of the Republic of Korea may transfer the Notes in the Republic of Korea or to any resident of the Republic of Korea unless such transfer involves all of the Notes held by it. Without prejudice to the foregoing, where the Notes are sold or re-sold to South Korean residents, the Notes may only be sold or re-sold to those South Korean residents that are qualified to purchase them under the relevant laws and regulations without having first to obtain prior governmental approvals under the relevant laws/regulations of the Republic of Korea, including the Foreign Exchange Transaction Law (or that have obtained the required prior governmental approvals do so).

The People’s Republic of China

The Notes have not been and will not be registered with the Securities and Futures Bureau of the People’s Republic of China and therefore may not be offered or sold in the People’s Republic of China.

Russia

The Notes will not be offered, transferred or sold as part of their initial distribution or at any time thereafter to or for the benefit of any persons (including legal entities) resident, incorporated, established or having their usual residence in the Russian Federation or to any person located within the territory of the Russian Federation unless and to the extent otherwise permitted under Russian law. The Agent may distribute this pricing supplement, the accompanying prospectus supplement and the prospectus to persons in the Russian Federation in a manner that does not constitute an advertisement (as defined in Russian law) of Notes and may sell Notes to Russian persons in a manner that does not constitute “placement” or “public circulation” of the Notes in the Russian Federation (as defined in Russian law).

South Africa

This pricing supplement and the accompanying prospectus supplement and prospectus have not been registered as a prospectus with the Registrar of Companies in terms of the Companies Act, 61 of 1973 nor has it been approved by the South African Reserve Bank in terms of the Exchange Control Regulations, 1961, as amended. Accordingly, this pricing supplement, the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Notes may not be circulated or distributed, nor may the Notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in South Africa.

ERISA Matters for Pension Plans and Insurance
Companies	Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (a “Plan”) should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the Notes. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co. and Morgan Stanley DW Inc. (formerly Dean Witter Reynolds Inc.) (“MSDWI”), may each be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”). Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the Notes are acquired by or with the assets of a Plan with respect to which MS & Co., MSDWI or any of their affiliates is a service provider or other party in interest, unless the Notes are acquired pursuant to an exemption from the “prohibited transaction” rules. A violation of these prohibited transaction rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the Notes. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified asset managers).

Because we may be considered a party in interest with respect to many Plans, the Notes may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCE 96-23, 95-60, 91-38, 90-1, or 84-14 or such purchase, holding or disposition is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the Notes will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the Notes that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such securities on behalf of or with “plan assets” of any Plan or with any assets of a governmental or church plan that is subject to any federal, state or local law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code (or in the case of a governmental or church plan, any substantially similar federal, state or local law).

Under ERISA, assets of a Plan may include assets held in the general account of an insurance company which has issued an insurance policy to such plan or assets of an entity in which the Plan has invested. Accordingly, insurance company general accounts that include assets of a Plan must ensure that one of the foregoing exemptions is available. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the Notes on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief under PTCEs 96-23, 95-60, 91-38, 90-1 or 84-14.

Purchasers of the Notes have exclusive responsibility for ensuring that their purchase, holding and disposition of the Notes do not violate the prohibited transaction rules of ERISA or the Code or any similar regulations applicable to governmental or church plans, as described above.

United States Federal Income Taxation

The following summary is based on the opinion of Davis Polk & Wardwell, our counsel. The U.S. federal income tax treatment of the Notes to a U.S. Holder will depend on whether the “denomination currency” (as defined in the applicable Treasury regulations) of the Notes is the U.S. dollar. We have determined that the denomination currency of the Notes is the U.S. dollar. Accordingly, the Notes are not subject to the special rules described in the Treasury regulations governing nonfunctional currency contingent payment debt instruments. The Notes will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, subject to the conditions and limitations set forth in the accompanying prospectus supplement in the section called “United States Federal Taxation.”

Tax Consequences to U.S. Holders

Please read the discussions in the Tax Disclosure Sections of the accompanying prospectus supplement concerning the U.S. federal income tax consequences of investing in the Notes.

In summary, U.S. Holders will, regardless of their method of accounting for U.S. federal income tax purposes, be required to accrue original issue discount (“OID”) as interest income on the Notes on a constant yield basis in each year that they hold the Notes, even though no stated interest will be paid on the Notes. As a result, U.S. Holders will be required to pay taxes annually on the amount of accrued OID, as discussed in the accompanying prospectus supplement. In addition, any gain recognized by U.S. Holders on the sale or exchange, or at maturity, of the Notes will generally be treated as ordinary income.

The rate of accrual of OID on the Notes is the “comparable yield” as described in the Tax Disclosure Sections of the accompanying prospectus supplement. If the Notes were issued on May 22, 2006, the comparable yield would be an annual rate of 5.4885% compounded semi-annually. Based on the comparable yield set forth above, the “projected payment schedule” for a Note (assuming an issue price of $1,000) consists of a projected amount equal to $1,144.95 due at maturity. However, the comparable yield and the projected payment schedule of the Notes will be determined on the pricing date and may be different than the comparable yield and the projected payment schedule set forth above. The actual comparable yield and the projected payment schedule of the Notes as of the pricing date will be provided in the final pricing supplement.

Based on the comparable yield set forth above, the following table states the amount of OID that will be deemed to have accrued with respect to a Note for each accrual period (assuming a day count convention of 30 days per month and 360 days per year):

ACCRUAL PERIOD	OID DEEMED TO ACCRUE DURING ACCRUAL PERIOD (PER NOTE)	TOTAL OID DEEMED TO HAVE ACCRUED FROM ORIGINAL ISSUE DATE (PER NOTE) AS OF END OF ACCRUAL PERIOD

Original Issue Date through
December 31, 2006	$27.4425	$27.4425
January 1, 2007 through
June 30, 2007	$28.1956	$55.6381
July 1, 2007 through
December 31, 2007	$28.9693	$84.6074
January 1, 2008 through
June 30, 2008	$29.7643	$114.3718
July 1, 2008 through
December 30, 2008	$30.5811	$144.9529

This table will be updated in the final pricing supplement using the actual comparable yield determined on the pricing date.

The comparable yield and the projected payment schedule are not provided for any purpose other than the determination of U.S. Holders’ OID accruals and adjustments in respect of the Notes, and we make no representation regarding the actual amounts of payments that will be made on a Note.

Tax Consequences to Non-U.S. Holders

If you are a non-U.S. investor, please read the discussions under “United States Federal Taxation — Tax Consequences to Non-U.S. Holders” in the accompanying prospectus supplement concerning the U.S. federal income and withholding tax consequences of investing in the Notes. Non-U.S. investors should also note that the discussion in the accompanying prospectus supplement does not address the tax consequences to non-U.S. investors for whom income or gain in respect of the Notes is effectively connected with a trade or business in the United States. Such non-U.S. investors should consult their own tax advisors regarding the potential tax consequences of investing in the Notes.

You are urged to consult your own tax advisors regarding all aspects of the U.S. federal tax consequences of investing in the Notes, as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.